FIDUCIARY ASSET MANAGEMENT INC.

CODE OF ETHICS

Section I. Introduction

This Code of Ethics (“Code”) has been adopted by Fiduciary Asset Management Inc. (“FAMCO”), a registered investment adviser, in compliance with Rule 17j-1 under the Investment Company Act of 1940, as amended (the “Investment Company Act”), and Rule 204A-1 under the Investment Advisers Act of 1940 (“Advisers Act”), to establish standards and procedures for the detection and prevention of activities by which persons having knowledge of the investments and investment intentions of FAMCO may abuse their fiduciary duties to any clients to which FAMCO serves as an investment adviser or sub-adviser, to deal with other types of conflict of interest situations and to ensure compliance with all laws applicable to FAMCO in its role as a registered investment adviser by all Access Persons in their respective capacities as agents of FAMCO.

This Code is adopted in recognition of the general fiduciary principles that govern personal investment activities of FAMCO personnel.  It is the duty of all FAMCO personnel at all times to place the interests of our clients first. Priority must be given to our client’s trades over personal securities trades. Individuals are prohibited from trading on the basis of Material, Non-public information as defined by federal courts and the Securities and Exchange Commission (“SEC”) in interpreting Rule 10b-5 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Individuals are also prohibited from trading in their personal accounts before trades in a portfolio under management of FAMCO for the same security or “front-running.”  All personal securities transactions must be conducted consistent with this Code and in such a manner as to avoid any actual or potential conflict of interest or any abuse of an individual's position of trust and responsibility. Individuals should not take advantage of their positions with FAMCO.

As more fully explained in Section 4, the Code applies to all FAMCO employees, directors and officers unless otherwise noted in particular sections.  Each person subject to the Code must acknowledge on Exhibit C that he or she has received, read and agrees to be bound by the Code.  You should direct any questions relating to the Code to FAMCO’s Chief Compliance Officer (“CCO”), Susan Steiner, or in her absence, to Ann McCague, Managing Director, Director of Compliance, Piper Jaffray & Co.  You also must notify the CCO immediately if you have any reason to believe that a violation of the Code has occurred or is about to occur.

Section 2. General Standards.

All FAMCO personnel are expected to conduct their activities in accordance with high standards of commercial honor and ethical principles.  Accordingly, no person subject to the Code may engage in any conduct that is deceitful, fraudulent or misleading in connection with the implementation of an investment strategy, or the purchase or sale of any investment, for a client. Moreover, no person may place his or her own interests ahead of the interests of clients or engage in any transaction which interferes with, derives undue benefit, deprives a client of an investment opportunity, or is inconsistent with the investments undertaken for a client.  In this regard, no person may use information concerning the investments recommended or made for clients for his or her personal benefit or gain in a manner detrimental to any FAMCO client.

All persons subject to the Code must comply with the applicable provisions of the Advisers Act and the 1940 Act, and other applicable federal securities laws.  No person subject to the Code, directly or indirectly, in connection with the purchase or sale of a security held or to be acquired by any client of FAMCO, including any Investment Company Client (any “Client”), shall:

•	employ any device, scheme or artifice to defraud any Client;

•
make any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading or in any way mislead the client regarding a material fact;

•	engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon any client;

•	engage in any manipulative practice with respect to any client;

•	engage in any transaction in a security while in possession of material nonpublic information regarding the security or the issuer of the security; or

•	engage in any transaction intended to raise, lower, or maintain the price of any security or to create a false appearance of active trading.

Persons covered by this Code must adhere to its general principles as well as comply with the Code’s specific provisions.  It bears emphasis that technical compliance with the Code’s procedures will not automatically insulate from scrutiny trades which show a pattern of abuse of the individual’s fiduciary duties to its Clients.  In addition, a violation of the general principles of the Code may constitute a punishable violation of the Code.

Section 3.  Definitions.

The following words have the following meanings, regardless of whether such terms are capitalized or not in this Code:

A.
“Access Person” Any director, officer, or partner of FAMCO or an Investment Company Client or any employee of FAMCO or an Investment Company Client who (a) has access to nonpublic information regarding any clients’ purchase or sale of securities, or nonpublic information regarding the portfolio holdings of an Investment Company Client, or (b) is involved in making securities recommendations to clients, or who has access to such recommendations that are nonpublic. Currently all FAMCO employees are deemed access persons except for the Receptionist. See Exhibit A.

B.
“Chief Compliance Officer” The Code contains many references to the Chief Compliance Officer (CCO). The CCO is Susan Steiner.  References to the CCO also include, for any function, any person designated by the CCO as having responsibility for that function from time to time.  If the CCO is not available, reports required to be made to the CCO may be made to Pam Brown provided a copy is sent to the CCO or actions permitted to be taken by the CCO, may be taken by Ann McCague provided the CCO is notified of the actions taken.

C.
“Investment Personnel” means (1) any Access Person who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities for a client, and (2) any natural person who controls an Investment Company Client or FAMCO who obtains information concerning recommendations made to a client regarding the purchase or sale of securities by the client.  A list of Investment Personnel is attached as Exhibit B.

D.
“Personal Securities Transaction” The Code regulates Personal Securities Transactions as a part of the effort by FAMCO to detect and prevent conduct that might violate the general prohibitions outlined above.  A Personal Securities Transaction is a transaction in a security; other than an exempted security (as defined below), in which a person subject to this Code has a beneficial interest.

1.
“Security” is defined very broadly, and means any note, stock, bond, debenture, investment contract, limited partnership or limited liability membership interest, and includes any right to acquire any security (an option or warrant, for example).

2.
“Beneficial Interest” You have a beneficial interest in a security in which you have, directly or indirectly, the opportunity to profit or share in any profit derived from a transaction in the security, or in which you have an indirect interest, including beneficial ownership by your spouse or minor children or other dependents or any immediate family member living in your household, or your share of securities held by a partnership of which you are a general partner. Technically, Rule 16a-1(a)(2) under the Securities Exchange Act of 1934 will be applied to determine if you have a beneficial interest in a security (even if the security would not be within the scope of Section 16).

Section 4.  Application of Code

Many of the restrictions on Personal Securities Transactions (as defined in Section 3.D.) and the compliance procedures contained in the Code apply to all Access Persons.  Investment Personnel are subject to additional restrictions as indicated in the Code.  Such persons include, but are not limited to the following:

•	Portfolio managers who manage the accounts

•	Research analysts who are members of the management team for the accounts

•	Traders who trade on behalf of clients

•	Support staff and administrative assistants working directly with portfolio managers and analysts.

Section 5. Restrictions

A.	No Conflicting Personal Securities Transactions

No Access Person or member of his or her Immediate Family may execute a Personal Securities Transaction in a security which the person knows or has reason to believe (i) is being purchased or sold (i.e., a pending “buy” or “sell” order), or (iii) is being considered for purchase or sale by an advisory client, until one calendar day after that advisory client’s transactions have been completed or consideration of such transactions has been abandoned.  A security will be treated as “under consideration” for an advisory client, if the portfolio manager or investment team responsible for the management of the account of that advisory client intends to purchase or sell the security in the next seven calendar days.

Without limiting the generality of the foregoing, (a) no Investment Personnel or member of his or her Immediate Family may buy or sell a security for his or her own account within seven (7) calendar days before, or one (1) calendar day after, a portfolio that he or she manages trades in that security and (b) no Access Person shall engage in a Personal Security Transaction in a security on the same day there is a pending buy or sell order in that security by the Investment Company Client with respect to which such person is an Access Person. A list of Access Persons is attached as Exhibit A and a list of Investment Personnel is attached as Exhibit B.

Any profits realized on trades in violation of this prohibition will be disgorged to a charitable organization that is selected by the CCO or her designee.

The foregoing restrictions should not operate to the detriment of any Investment Company client. Without limiting the scope or meaning of this statement, the following procedure is to be implemented under extraordinary situations:

If Investment Personnel associated with an Investment Company have executed a transaction in a security for his or her own account and within seven (7) Days thereafter such security is considered for purchase or sale by such Investment Company Client, the Investment Personnel shall submit a written memorandum to the CCO prior to the entering of the purchase or sale order for the Investment Company Client. Such memorandum shall describe the circumstances underlying the consideration of such transaction for the managed accounts.

Based on such memorandum and other factors it deems relevant under the specific circumstances, the CCO shall have authority to determine that the prior transaction by the Investment Personnel for his or her own account shall not be considered a violation. The CCO shall make a written record of any determination made under this section and maintain records of any such memoranda and determinations.

B.
Initial Public Offerings.  All Access Persons are prohibited from acquiring any securities in an initial public offering without prior written approval by the CCO, in order to preclude any possibility of their profiting improperly from their positions on behalf of any Client.

C.	Private Placements. No Access Person or member of his or her Immediate Family may acquire any securities in Private Placements without prior written approval by the CCO.

Prior approval shall take into account, among other factors, whether the investment opportunity should be reserved for a Client and whether the opportunity is being offered to an individual by virtue of his or her position or relationship to FAMCO.

An Access Person who has acquired securities in a Private Placement is required to disclose such investment to the CCO when such Access Person plays a part in any subsequent consideration of an investment in the issuer for any Client. In any such circumstances, the decision to purchase securities of the issuer for any Client is subject to an independent review by Access Persons with no personal interest in the issuer. Such independent review shall be made in writing and furnished to the Compliance Officer.  This shall not apply to any investments in a FAMCO private fund.

D. Gifts.  All Access Persons are prohibited from receiving any gift or other thing of more than de minimus value (e.g. $100) from any person or entity that does business with or on behalf of any client of FAMCO, or seeks to do business with or on behalf of a client.  Gifts in excess of this value must either bet returned to the donor or paid for by the recipient.

All gifts must be reported in writing to the Compliance Officer no more than 30 days after the end of each calendar quarter.

The foregoing restrictions do not apply to customary and occasional (i) business meals, (ii) tickets to sports or cultural events, or (iii) business entertainment that is an incidental part of a meeting that has a clear business purpose.

E. Service as Director of Publicly Traded Companies.  Advisory Persons are prohibited from   serving on the boards of directors of publicly traded companies, absent prior authorization based upon the determination that such board service would not be inconsistent with the interests of any Client.

F.
Insider Trading--Prevention of Misuse of Material, Non-Public Information. In accordance with Section 204A of the Investment Advisers Act of 1940, as amended, the following procedures are adopted to prevent the misuse of Material, Non-Public Information.  All Access Persons of FAMCO are prohibited from, directly or indirectly, buying, selling or otherwise trading on Material, Non-Public Information for their personal accounts or on behalf of any Client. Neither will such Access Person disclose such information to anyone other than legal counsel. The terms “buying,” “selling” and “otherwise trading” are deemed to include the purchase or writing of put and call options and other derivative transactions with similar economic effects.  Except as otherwise provided in this Policy, in order to avoid the appearance of impropriety, the transaction restrictions set forth in this section are deemed to apply even if the proposed transaction would, in fact, be based upon information or circumstances independent of the Material, Non-Public Information.  “Material, Non-Public Information” is any information: (i) about a company, or (ii) the market for the company's securities, (iii) which has come directly or indirectly from the company or from an outsider to the company in a position to influence the market for the securities of the company, (iv) which has not been disclosed generally to the marketplace, (v) the dissemination of which is likely to affect the market price of any of the company's securities or is likely to be considered important by a reasonable investor in determining whether to trade in such securities.  An Access Person should consider material information to be non-public unless he or she can identify the manner in which the information has been made public; for example, it’s being announced on the broad tape, contained in a report filed with the SEC, or published in a trade journal or a widely circulated newspaper.

“Material Information” is generally defined as information which there is a substantial likelihood that a reasonable investor would consider is important in making his or her investment decisions, or information which is reasonably certain to have an effect on the price of a company's securities. Access Persons should assume that information is “material” if it relates to such matters as dividend increases or decreases, earnings estimates, significant expansion or curtailment of operations, significant increase or decline in orders for products of the company, significant merger or acquisition proposals or agreements, significant new products or discoveries, extraordinary management changes or the purchase or sale of substantial assets.

Material information can, of course, come directly from the company or its affiliates, professional advisers or others associated with the company who may be considered “insiders” (“inside information”). However, it can also come from a complete outsider to the company who is in a position to affect the market price of the securities of the company. For example, in Carpenter v. U.S., 108 U.S. 316 (1987), the Supreme Court considered as material certain information about the contents of a forthcoming newspaper column that was expected to affect the market price of a security. In that case, a Wall Street Journal reporter was found criminally liable for disclosing to others the dates when reports on various companies would appear in the Wall Street Journal and whether those reports would be favorable or not.

G.
Dissemination of Information. Access Persons are prohibited from revealing information relating to current or anticipated investment intentions, portfolio transactions or activities of Clients except to persons whose responsibilities require knowledge of the information.

H.	Payments and Gifts to Government Officials. FAMCO requires all of its employees to comply strictly with the U.S. Foreign Corrupt Practices Act (the “FCPA”) and applicable foreign (non-U.S.) anti-bribery laws regarding foreign officials in each jurisdiction in which we do business. Generally, these laws and regulations prohibit offering or giving anything of value, directly or indirectly, to officials of foreign governments, foreign political candidates, or their family members in order to obtain or retain business, to unduly influence an official action, or to gain an unfair advantage. These payments are illegal and expose FAMCO and individuals personally to severe criminal, civil and regulatory penalties. “Anything of value” includes direct or indirect promises, payments, and offers of money or gifts to foreign officials whether in the form of profit, fee, charitable or political contribution, or in any other form. Paying for a foreign official’s travel expenses, meals and entertainment may also violate anti-bribery laws. Anti-bribery laws and regulations apply to all dealings that FAMCO officers, employees, consultants, contractors, intermediaries, agents, and any other third-party representatives of the company have with foreign officials. The term “foreign official” includes any employee of a government or state-owned or state-controlled entity (even if the person or entity is performing what might be considered commercial functions) and may include political party officials. If there is any question as to what constitutes “anything of value” or to whether a person or entity is a foreign official, you must seek guidance from the compliance department or the general counsel department. In addition to its anti-bribery provisions, the FCPA prescribes extensive books, records and audit requirements.

Section 6.  Preclearance and Reporting Procedures.

A. Pre-clearance Procedures.

1. Pre-Clearance Requirement.  Except as provided below, all Access Persons must obtain prior approval from the CCO or her designee.  Personal Securities Transactions of the CCO must be approved by Pam Brown or her designee.  Any approval is valid for one business day.

2.	Personal Securities Transaction Form. All requests for pre-clearance of Personal Securities Transactions must be made using FAMCO’s internet pre-clearance form.

3.	Factors to Consider in Pre-clearing Personal Securities Transactions.

The CCO should consider:

•	whether the security appears on FAMCO’s restricted list;

•	whether the investment opportunity should be reserved for a client;

•	whether the opportunity is being offered to an individual by virtue of his/her position with respect to FAMCO’s relationship with a client.

The Portfolio Managers should consider:

•	whether the security is under consideration for purchase or sale in a FAMCO advisory account within seven (7) days;

•	whether they have placed an order for the security;

•	whether they have an open order outstanding for the security;

•	whether they have inside information regarding the security issuer.

4.	Exemptions from Pre-clearance. Access Persons do not need to seek preclearance for the following transactions:

•	Securities transactions where neither the Access Person nor his or her Immediate Family knows of the transaction before it is completed;

•
The acquisition of securities through stock dividends, dividend reinvestments, stock splits, reverse stock splits, mergers, consolidations, spin-offs, or other similar corporate reorganizations or distributions generally applicable to all holders of the same class of securities;

•
The acquisition of securities through the exercise of rights issued by an issuer pro rata to all holders of a class of securities, to the extent the rights were acquired in the issue, and sales of such rights so acquired;

•	Repurchase agreements;

•	Open and Closed End Mutual Funds unless FAMCO serves as sub-adviser, ETF’s or options on Index Funds and ETF’s;

•	FAMCO Private Equity Funds;

B.  Reporting Requirements.  Every Access Person must report to the CCO or her designee the following reports regarding the Access Persons direct or indirect beneficial ownership in reportable securities:

1.
 Initial and Annual Holdings Report. (Initial: Exhibit D, Annual: Exhibit E) No later than ten days after the person becomes an Access Person, and annually thereafter as of December 31, the following information:

•	The title and type of security, interest rate and maturity date (if applicable), Cusip number or exchange ticker symbol, number of shares and principal amount of each security beneficially owned

•	The name of any broker, dealer or bank with whom the Access Person maintained an account

•	The date that the report is submitted by the Access Person

Information contained in the Initial Holdings Report must be current as of 45 days prior to the person becoming an Access Person.  Annual Reports should be delivered to the CCO no later than January 30 of the following year and shall contain a statement attesting to the accuracy of the information provided.

2.
Quarterly Transaction Reports. (Exhibit F) No later than thirty days after the end of the calendar quarter, the following information (a) with respect to any Personal Securities Transaction during the quarter:

• The date of the transaction, the title, and as applicable the exchange ticker symbol or CUSIP number, interest rate and maturity date (if applicable) , number of shares, and principal amount of each reportable security involved;

•	The nature of the transaction (i.e., purchase, sale, or any other type of acquisition or disposition);

•	The price of the security at which the transaction was effected;

•	The name of the broker, dealer, or bank with or through which the transaction was effected; and the date the access person submits the report.

With respect to any account established by the Access Person:

•	The name of the broker, dealer or bank with whom the Access Person established the account

• The date the account was established

• The date that the report is submitted by the Access Person

C.
Execution of Personal Securities Transactions Through Disclosed Brokerage Accounts; Duplicate Confirmations.  All Personal Securities Transactions must be conducted through brokerage or other accounts that have been identified to the CCO or her designee.  The Access Person should deliver or set up each account to mail duplicate copies of all confirmations and statement to :  FAMCO, Attention: Compliance Department, 8235 Forsyth Blvd. Suite 700, Clayton, MO  63105.

Duplicate confirmations and periodic account statements shall satisfy the transaction reporting requirements set forth above in Section 6.B., if all the information required to be included in the transaction report is contained in the broker confirmations or account statements.

Section 7. Exceptions to Preclearance and Reporting Requirements.

Excepted Securities.  Access Persons do not need to report transactions or holdings, or seek pre-clearance for transactions, in the following securities.

•
Shares of open-end and closed-end investment companies and ETFs that are not Investment Company Clients and any option contracts on such shares are not subject to preclearance.  Note:  All transactions in shares and option contracts of closed-end investment companies and ETFs must be reported.  All purchase and sales of the Fiduciary/Claymore MLP Opportunity Fund (“FMO”) must be pre-cleared.  Access Persons are NOT allowed to purchase the MLP & Strategic Equity Fund Inc. (“MTP”).

•	Direct obligations of the U.S. government (U.S. treasury bills, notes and bonds);

•	Shares of money market funds;

•	Shares issued by unit investment trust that are invested exclusively in one or more open-end investment companies, none of whom are Investment Company Clients.

Section 8. Enforcement of Code and Consequences for Failure to Comply

A.
Certification.  All Access Persons are required to certify annually in writing that they have: (a)  read and understood the Code and recognized that they are subject thereto; and (b)  complied with the requirements of this Code;

B.	Review of Reports. The CCO or her designee shall review all reports submitted under the Code.

C.
Notification of Reporting Obligation.  The CCO or her designee shall update Exhibit A, B, and C as necessary to include new Access Persons and Investment Personnel and shall notify those persons of their obligations under the Code.

D.
Sanctions for Violations.  Upon discovery of a violation of this Code, including either violations of the numerated provisions or the general principles provide, FAMCO may impose such sanctions as it deems appropriate, including, inter alia, a letter of censure or suspension or termination of the employment of the violator.

E.
Annual Review.  Pursuant to Rule 17j-1(c)(2)(ii), FAMCO will at least annually review this Code of Ethics to determine whether it is reasonable designed to prevent persons subject to the Code from engaging in fraudulent activities prohibited by paragraph (b) of the rule.  The CCO will certify annually that FAMCO has adopted procedures reasonably necessary to prevent FAMCO Access Persons from violating this Code of Ethics.

Section 9.  Implementation.

A. Forms. The CCO is authorized, with the advice of counsel, to prepare written forms for use in implementing this Code.

B.  Exceptions.  Exceptions to the requirements of this Code shall rarely, if ever, be granted. However, the CCO shall have authority to grant exceptions on a case-by-case basis. Any exceptions granted must be in writing and maintained by the CCO.

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